Exhibit 10.2

1996 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION

1.1	ESTABLISHMENT OF THE PLAN. AmSouth Bancorporation, a Delaware corporation (hereinafter referred to as the Corporation), hereby establishes an incentive compensation plan to be known as the AmSouth Bancorporation 1996 Long Term Incentive Compensation Plan (hereinafter referred to as the Plan), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units. Subject to approval by the Corporation’s stockholders, the Plan shall become effective as of April 18, 1996 (the Effective Date) and shall remain in effect as provided in Section 1.3 hereof.

1.2	OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s objectives and which link the interests of Participants to those of the Corporation’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3	DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after April 18, 2006.

ARTICLE 2. DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1.	“AWARD” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units.

2.2.	“AWARD AGREEMENT” means an agreement entered into by the Corporation and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.3.	“BENEFICIAL OWNER” or “BENEFICIAL OWNERSHIP” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4.	“BOARD” or “BOARD OF DIRECTORS” means the Board of Directors of the Corporation.

2.5.	“CAUSE” shall be determined by the Committee, in exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)	The willful and continued failure by the Participant to substantially perform his duties (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance is delivered by the Committee to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within thirty (30) calendar days of receiving such notice; or

(ii)	The Participant’s conviction for committing an act of fraud, embezzlement, theft, or another act constituting a felony; or

(iii)	The willful engaging by the Participant in gross misconduct materially and demonstrably injurious to the Company, as determined by the Committee. However, no act or failure to act, on the Participant’s part shall be considered willful unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

2.6. “CHANGE IN CONTROL” of the Corporation shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)	Any Person (other than those Persons in control of the Corporation as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation or other entity owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities; or

(b)	During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Corporation’s stockholders was approved by a vote of at least two-thirds ( 2/3 ) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute at least sixty percent (60%) thereof; or

(c)	The stockholders of the Corporation approve: (i) a plan of complete liquidation of the Corporation; or (ii) an agreement for the sale or disposition of all or substantially all the Corporation’s assets; or (iii) a merger, consolidation, or reorganization of the Corporation or any Subsidiary with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least sixty percent (60%) of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. However, in no event shall a Change in Control be deemed to have occurred, with respect to the Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction. The Participant shall be deemed part of a purchasing group for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee Directors who were Directors prior to the transaction, and who continue as Directors following the transaction).

2.7.	“CODE” means the Internal Revenue Code of 1986, as amended from time to time.

2.8	“COMMITTEE” means the Human Resources Committee of the Board, as specified in Article 3 herein, or such other committee or person as may administer the Plan or grants of Awards under the Plan in accordance with Article 3 hereof.

2.9.	“COMPANY” means AmSouth Bancorporation, and also means any corporation of which a majority of the voting capital stock is owned directly or indirectly by AmSouth Bancorporation or by any of its Subsidiaries, and any other corporation designated by the Committee as being a Company hereunder (but only during the period of such ownership or designation).

2.9.1.	“CORPORATION” means AmSouth Bancorporation, a Delaware corporation.

2.10 “COVERED EMPLOYEE” means an Employee who the Committee anticipates at the time an Award is granted to such Employee will be, as of the last day of the Company’s taxable year in which a taxable event with respect to such Award may occur, a “covered employee”, as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

2.11 “DIRECTOR” means any individual who is a member of the Board of Directors of the Corporation.

2.12 “DISABILITY” as applied to a Participant, means that the Participant (i) has established to the satisfaction of the Committee that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months (all within the meaning of Section 22(e) (3) of the Code), and (ii) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.

2.13 “EFFECTIVE DATE” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.14 “EMPLOYEE” means any key officer or employee of the Company. Directors who are not employed by the Company shall not be considered Employees under this Plan.

2.15 “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16 “FAIR MARKET VALUE” shall be determined on the basis of the closing sale price on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.17 “FREESTANDING SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.18 “INCENTIVE STOCK OPTION” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.19 “INSIDER” shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.20 “NONEMPLOYEE DIRECTOR” means an individual who is a member of the Board of Directors of the Company but who is not an Employee of the Company.

2.21 “NONQUALIFIED STOCK OPTION” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.22 “OPTION” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.23 “OPTION PRICE” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.24 “PARTICIPANT” means an Employee who has outstanding an Award granted under the Plan. The term Participant shall not include Nonemployee Directors.

2.25 “PERFORMANCE-BASED EXCEPTION” means the performance-based compensation exception set forth in Code Section 162(m)(4)(C) from the tax deductibility limitations of Code Section 162(m).

2.25.1 “PERFORMANCE SHARE” means a right granted pursuant to Article 8A to receive a specified number of Shares at a future time or times if a specified performance goal is attained and any other terms or conditions specified by the Committee are satisfied.

2.25.2 “PERFORMANCE UNIT” means a right granted pursuant to Article 8B to receive a specified amount of money at a future time or times if a specified performance goal is attained and any other terms or conditions specified by the Committee are satisfied.

2.26 “PERIOD OF RESTRICTION” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares of Restricted Stock are subject to a substantial risk of forfeiture, as provided in Article 8 herein. With respect to Restricted Stock Units, the “Period of Restriction” means the period during which the Employee’s right to receive the Shares subject to the Restricted Stock Units is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Employee’s right to receive the Shares is subject to a substantial risk of forfeiture, as provided in Article 8x herein.

2.27 “PERSON” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) thereof.

2.28 “RESTRICTED STOCK” means an Award granted to a Participant pursuant to Article 8 herein.

2.28.1 “RESTRICTED STOCK UNIT” means an Award granted to a Participant pursuant to Article 8x herein.

2.29 “RETIREMENT” as applied to a Participant, means the Participant’s termination of employment in a manner which qualifies the Participant to receive immediately payable retirement benefits under the AmSouth Bancorporation Retirement Plan, under the successor or replacement of such Retirement Plan if it is then no longer in effect, or under any other retirement plan maintained or adopted by the Company which is determined by the Committee to be the functional equivalent of such Retirement Plan.

2.30 “SHARES” means common stock of AmSouth Bancorporation, par value $1.00 per share.

2.31 “STOCK APPRECIATION RIGHT” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

2.32 “SUBSIDIARY” means any corporation, partnership, joint venture or other entity in which the Company directly or indirectly has a majority voting interest.

2.33 “TANDEM SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3. ADMINISTRATION

3.1. THE COMMITTEE. The Plan shall be administered by the Human Resources Committee of the Board, or by any other committee appointed by the Board to administer the Plan. Unless the Board determines otherwise, each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or any successor provision, and an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and the Treasury Regulations thereunder. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2. AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, including Section 3.4, the Committee shall have full power and discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Without limiting the generality of the foregoing, the Committee shall have the authority to establish and administer performance goals applicable to Awards under the Plan, and the authority to certify that such performance goals are attained, within the meaning of Treasury Regulation Section 1.162-27(c)(4). Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3. DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

3.4. GRANTS TO NON-INSIDERS BY CHIEF EXECUTIVE OFFICER. To the extent permissible under governing rules and regulations, and, in particular, Sections 141(c) and 157(c) of the General Corporation Law of Delaware, the Chief Executive Officer of the Company shall have the authority to make and administer grants of Awards under this Plan to non-Insiders upon such terms and conditions as the Chief Executive Officer shall determine; provided, however, that the total number of Awards granted by the Chief Executive Officer each year shall be subject to approval by the Committee. The Chief Executive Officer shall not have authority to make or administer grants of Awards to Covered Employees.

ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1. NUMBER OF SHARES AVAILABLE FOR GRANTS; MAXIMUM AWARDS. Subject to adjustment as provided in Section 4.3 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be fifty four million, two hundred eighty-one thousand, two hundred fifty (54,281,250). Notwithstanding the foregoing, the number of Shares of Restricted Stock granted pursuant to Article 8 herein plus the number of Shares that may be issued pursuant to Restricted Stock Units, Performance Shares and Performance Units shall not exceed an amount equal to thirty percent (30%) of the total number of Shares reserved for issuance under the Plan. Neither (a) Shares that are issued in respect of awards that the Corporation or a Subsidiary either assumes in, or substitutes for awards that were issued by another party (or its predecessor) in, a merger, consolidation, or acquisition or other transaction involving the Corporation or a Subsidiary, nor (b) Awards (other than Tandem SARs) that are settled in the form of cash, shall be counted against the foregoing number of Shares reserved for issuance under the Plan or the foregoing number of Shares that may be issued pursuant to Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units. The

maximum number of Shares with respect to which Options or SARs may be granted during any one fiscal year of the Corporation to any Employee, and the maximum aggregate number of Shares with respect to which any and all Awards (other than Options or SARs or Performance Units) that the Committee intends to qualify for the Performance-Based Exception may be granted in any one fiscal year of the Corporation to any single Covered Employee, shall each be nine hundred fifty thousand (950,000) Shares (prior to any adjustments for changes in capitalization after January 1, 2002 pursuant to Section 4.3 below) or, in the case of Awards other than Options or SARs or Performance Units, their equivalent in cash. No Employee may receive more than $4,000,000 (or the equivalent thereof in Shares) in payment of Performance Units that (I) the Committee intends to qualify for the Performance-Based Exception and (II) are granted in any one fiscal year of the Corporation. If, after Restricted Stock Units, Performance Shares or Performance Units are earned, the delivery of Shares or cash is deferred, any additional Shares or amounts attributable to dividends or earnings during the deferral period shall be disregarded in applying the foregoing per Employee limitations.

4.2. LAPSED AWARDS. If any Award granted under this Plan is canceled, rescinded, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award again shall be available for the grant of an Award under the Plan. However, if a Covered Employee’s Option is cancelled, the cancelled Option shall continue to be counted against the Section 4.1 maximum number of Shares with respect to which Options or SARs may be granted to such Covered Employee during the fiscal year of the Corporation in which the cancelled Option was granted.

4.3. ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1. ELIGIBILITY. Persons eligible to participate in this Plan include all Employees of the Company, including Employees who are members of the Board.

5.2. ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount and terms and conditions of each Award.

ARTICLE 6. STOCK OPTIONS

6.1. GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Employees in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2. AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3. OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4. DURATION OF OPTIONS. Each Option granted to an Employee shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5. DIVIDEND EQUIVALENTS. The Committee may grant dividend equivalents in connection with Options granted under this Plan. Such dividend equivalents may be payable in cash or in Shares, upon such terms as the Committee, in its sole discretion, deems appropriate.

6.6. EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.7. PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, provided that the Participant held such previously acquired Shares for at least six months or purchased such Shares on the open market, or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b). The Committee also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.8. RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.9. TERMINATION OF EMPLOYMENT. Each Option, to the extent it has not been previously exercised, shall terminate upon the earliest to occur of: (i) the expiration of the Option period set forth in the Option Award Agreement; (ii) for ISOs, the expiration of three (3) months following the Participant’s Retirement (following the Participant’s Retirement, NQSOs shall terminate upon the expiration of the Option period set forth in the Option Award Agreement); (iii) the expiration of twelve (12) months following the Participant’s death or Disability; (iv) immediately upon termination for Cause; or (v) the expiration of thirty (30) days following the Participant’s termination of employment for any reason other than Cause, Change in Control, death, Disability, or Retirement. Upon a termination of employment related to a Change in Control, Options shall be treated in the manner set forth in Article 13.

6.10. NONTRANSFERABILITY OF OPTIONS.

(a)	INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)	NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

6.11 REPRICING. Without the prior approval by the requisite vote of the stockholders of the Company entitled to vote thereon, no Options issued under the Plan will be repriced, replaced or regranted through cancellation, or by lowering the Option Price of a previously granted award.

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1. GRANT OF SARS. Subject to the terms and conditions of the Plan, SARs may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2. EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3. EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.4. SAR AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5. TERM OF SARS. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6. PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying: (a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by (b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7. RULE 16B-3 REQUIREMENTS. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 of the Exchange Act (or any successor rule).

7.8. TERMINATION OF EMPLOYMENT. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

7.9. NONTRANSFERABILITY OF SARS. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 8. RESTRICTED STOCK

8.1. GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees in such amounts as the Committee shall determine. Without limiting the generality of the foregoing, Restricted Shares may be granted in connection with payouts under other compensation programs of the Company.

8.2. RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3. TRANSFERABILITY. Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4. OTHER RESTRICTIONS. Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws. At the discretion of the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied. Except as otherwise provided in this Article 8, Shares of Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5. VOTING RIGHTS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

8.6. DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception. In the event that any dividend constitutes a derivative security or an equity security pursuant to Rule 16(a) under the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid.

8.7. TERMINATION OF EMPLOYMENT. Upon a Participant’s death, Disability, or Retirement, all Restricted Shares shall vest immediately subject to any limitations under Code Section 162(m). Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Shares following termination of the Participant’s employment with the Company in all other circumstances. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment; provided, however, that, except in the cases of terminations connected with a Change in Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by Covered Employees shall occur at the time they otherwise would have, but for the employment termination.

ARTICLE 8x. RESTRICTED STOCK UNITS

8x.1. GRANT OF RESTRICTED STOCK UNITS. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant rights to receive Shares in the future to Employees in such amounts as the Committee shall determine. Without limiting the generality of the foregoing, Restricted Stock Units may be granted in connection with payouts under other compensation programs of the Company.

8x.2. RESTRICTED STOCK UNIT AGREEMENT. Each Restricted Stock Unit grant shall be evidenced by a Restricted Stock Unit Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8x.3. TRANSFERABILITY. Except as provided in this Article 8x, the Shares subject to Restricted Stock Units granted herein may not be issued until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Unit Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Unit Award Agreement. All rights with respect to the Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, and shall not be transferable by the Participant other than by will or the laws of descent and distribution or to a beneficiary designated in accordance with Article 10 herein.

8x.4. OTHER RESTRICTIONS. Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws. Shares subject to Restricted Stock Units shall not be issued to the Participant until such time as all conditions and/or restrictions applicable to such Restricted Stock Units have been satisfied. Except as otherwise provided in this Article 8x, Shares covered by each Restricted Stock Unit grant made under the Plan shall be issued and freely transferable by the Participant after the last day of the applicable Period of Restriction.

8x.5. VOTING RIGHTS. During the Period of Restriction and until such time, if any, as the Shares subject to Restricted Stock Units have been issued to the Participant, Participants who have been granted Restricted Stock Units hereunder may not exercise voting rights with respect to those Shares.

8x.6. DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction and until such time, if any, as the Shares subject to Restricted Stock Units have been issued to the Participant, Participants who have been granted Restricted Stock Units hereunder may be credited with amounts equivalent to regular cash dividends paid with respect to the Shares underlying the Restricted Stock Units. Such amounts equivalent to dividends may be paid currently, accrued as contingent cash obligations, or converted into additional Restricted Stock Units, upon such terms as the Committee establishes. The Committee may apply any restrictions to the amounts equivalent to dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock Units granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of amounts equivalent to dividends declared with respect to the Shares underlying such Restricted Stock Units, such that the amounts equivalent to dividends and/or the Restricted Stock Units maintain eligibility for the Performance-Based Exception. In the event that any dividend equivalent constitutes a derivative security or an equity security pursuant to Rule 16(a) under the Exchange Act, such dividend equivalent shall be subject to a vesting period equal to the remaining vesting period of the Restricted Stock Unit with respect to which the dividend equivalent is paid.

8x.7. TERMINATION OF EMPLOYMENT. Upon a Participant’s death, Disability, or Retirement, all Restricted Stock Units shall vest immediately subject to any limitations under Code Section 162(m) and any contrary provisions set forth in the Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock Units following termination of the Participant’s employment with the Company in all other circumstances. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Restricted Stock Unit Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment; provided, however, that, except in the cases of terminations connected with a Change in Control and terminations by reason of death or Disability, the vesting of Restricted Stock Units which qualify for the Performance-Based Exception and which are held by Covered Employees shall occur at the time they otherwise would have, but for the employment termination.

ARTICLE 8A. PERFORMANCE SHARES

8A.1. PERFORMANCE SHARE AWARDS. Subject to the terms and conditions of the Plan, the Committee may award any Employee the right to receive a specified number of Shares at a future time or times if a specified performance goal is attained and any other terms and conditions specified by the Committee are satisfied (“Performance Shares”). The Committee may but need not provide that some but not all of the Performance Shares will be earned if the performance goal is partially attained.

8A.2. PERFORMANCE GOALS AND RELATED MATTERS. The specified performance goal applicable to an award of Performance Shares may but need not consist, without limitation, of any one or more of the following: completion of a specified period of employment with the Company, achievement of financial or operational goals, and/or the occurrence of a specified circumstance or event. Any provision of the Plan to the contrary notwithstanding, Performance Shares that are intended to qualify for the Performance-Based Exception shall (a) “be paid solely on account of the attainment of one or more preestablished, objective performance goals” (within the meaning of Treasury Regulation 1.162-27(e)(2)) over a period of more than one year, which performance goals shall be based upon one or more of the performance measures set forth in Article 9, (b) otherwise be granted and administered in accordance with the applicable requirements of Code Section 162(m)(4)(C) and the Treasury Regulations thereunder, and (c) be subject to such other terms and conditions as the Committee may impose. The performance goal applicable to awards of Performance Shares, and the other terms and conditions of such awards, need not be the same for each award or each Participant.

8A.3. FORM AND TIME OF SETTLEMENT. Performance Shares may be settled in the form of Shares or cash equal to the Fair Market Value of the Shares that would otherwise be delivered or a combination of both Shares and such cash, as the Committee may provide. Shares (or their cash equivalent) that are earned pursuant to a Performance Share Award may be delivered when the Shares are earned or at such other time or times as the Committee may provide, and may accrue amounts equivalent to dividends (which may but need not be deemed reinvested in Shares and settled in the form of Shares or cash, as the Committee may provide) prior to being delivered.

8A.4. ACCELERATION. The Committee may but need not provide that, if the Participant’s death or Disability, a Change in Control, or another circumstance or event specified by the Committee occurs before the performance goal applicable to an award of Performance Shares is attained, and irrespective of whether the performance goal is thereafter attained, the Performance Shares will be earned in whole or in part (as the Committee may specify); provided that, with respect to Performance Shares that are intended to qualify for the Performance-Based Exception, the foregoing provisions of this Section 8A.4. shall apply only if and to the extent that they will not prevent such Performance Shares from qualifying for the Performance-Based Exception if the performance goal applicable to such Performance Shares is attained and the Participant’s death or Disability, a Change in Control, or any such other circumstance or event specified by the Committee does not occur.

8A.5. TERMINATION OF EMPLOYMENT. The Committee may but need not provide for a Participant’s Performance Shares to be forfeited in whole or in part if such Participant’s employment by the Company terminates for any reason before Shares (or cash) are delivered in full settlement of such Performance Shares.

8A.6. NON-TRANSFERABILITY. Except as otherwise provided in a Participant’s Performance Share Agreement, Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

8A.7. PERFORMANCE SHARE AGREEMENT. The terms and conditions of each award of Performance Shares shall be set forth in a written agreement signed by an officer of the Corporation authorized to do so.

ARTICLE 8B. PERFORMANCE UNITS

8B.1. PERFORMANCE UNIT AWARDS. Subject to the terms and conditions of the Plan, the Committee may award any Employee the right to receive a specified amount of money at a future time or times if a specified performance goal is attained and any other terms and conditions specified by the Committee are satisfied (“Performance Unit”). The Committee may but need not provide that some but not all of the specified amount of money will be earned if the performance goal is partially attained.

8B.2. PERFORMANCE GOALS. The specified performance goal applicable to an award of Performance Units may but need not consist, without limitation, of any one or more of the following: completion of a specified period of employment with the Company, achievement of financial or operational goals, and/or the occurrence of a specified circumstance or event. Any provision of the Plan to the contrary notwithstanding, Performance Units that are intended to qualify for the Performance-Based Exception shall (a) “be paid solely on account of the attainment of one or more preestablished, objective performance goals” (within the meaning of Treasury Regulation 1.162-27(e)(2)) over a period of more than one year, which performance goals shall be based upon one or more of the performance measures set forth in Article 9, (b) otherwise be granted and administered in accordance with the applicable requirements of Code Section 162(m)(4)(C) and the Treasury Regulations thereunder, and (c) be subject to such other terms and conditions as the Committee may impose. The performance goal applicable to awards of Performance Units, and the other terms and conditions of such awards, need not be the same for each award or each Participant.

8B.3. FORM AND TIME OF SETTLEMENT. Performance Units may be settled in the form of cash or Shares of equivalent Fair Market Value on the date on which cash would otherwise be paid or a combination of both cash and such Shares, as the Committee may provide. Cash (or the Share equivalent) that is earned pursuant to a Performance Unit Award may be paid when it is earned or at such other time or times as the Committee may provide, and may accrue amounts equivalent to interest or dividends (which may but need not be deemed reinvested in Shares and settled in the form of Shares or cash, as the Committee may provide) or another investment return specified by the Committee prior to being paid.

8B.4. ACCELERATION. The Committee may but need not provide that, if the Participant’s death or Disability, a Change in Control, or another circumstance or event specified by the Committee occurs before the performance goal applicable to an award of Performance Units is attained, and irrespective of whether the performance goal is thereafter attained, the Performance Units will be earned in whole or in part (as the Committee may specify); provided that, with respect to Performance Units that are intended to qualify for the Performance-Based Exception, the foregoing provisions of this Section 8B.4. shall apply only if and to the extent that they will not prevent such Performance Units from qualifying for the Performance-Based Exception if the performance goal applicable to such Performance Units is attained and the Participant’s death or Disability, a Change in Control, or any such other circumstance or event specified by the Committee does not occur.

8B.5. TERMINATION OF EMPLOYMENT. The Committee may but need not provide for a Participant’s Performance Units to be forfeited in whole or in part if such Participant’s employment by the Company terminates for any reason before cash (or Shares) are delivered in full settlement of such Performance Units.

8B.6. NON-TRANSFERABILITY. Except as otherwise provided in a Participant’s Performance Unit Agreement, Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

8B.7. PERFORMANCE UNIT AGREEMENT. The terms and conditions of each award of Performance Units shall be set forth in a written agreement signed by an officer of the Corporation authorized to do so.

ARTICLE 9. PERFORMANCE MEASURES

Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among the following alternatives:

(a) Net Income;

(b) Return on Equity;

(c) Earnings per Share;

(d) Return on Assets;

(e) Total Shareholder Return; and

(f) Return on Investment.

Subject to the terms of the Plan, each of these measures shall be defined by the Committee on a consolidated, Corporation, subsidiary or business unit basis, may but need not be in comparison with peer group performance, and may include or exclude discontinued operations, unusual items, non-recurring items, and extraordinary items, as determined by the Company’s auditors, and the effects of changes in accounting standards. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance objectives; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m)(4)(C).

ARTICLE 10. BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 11. DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of any requirements or objectives with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 12. RIGHTS OF EMPLOYEES

12.1. EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

12.2. PARTICIPATION. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 13. CHANGE IN CONTROL

13.1. TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)	Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term; and

(b)	Any restriction periods and restrictions imposed on Shares of Restricted Stock or Restricted Stock Units shall lapse; provided, however, that the degree of vesting associated with Restricted Stock or Restricted Stock Units which have been conditioned upon the achievement of performance conditions pursuant to Section 8.4 or 8x.4 herein shall be determined in the manner set forth in Section 8.7 or 8x.7 herein.

The effect, if any, of a Change in Control on outstanding awards of Performance Shares and Performance Units shall be determined in accordance with Sections 8A.4 and 8.B.4, respectively.

13.2. TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards.

ARTICLE 14. AMENDMENT, MODIFICATION, AND TERMINATION

14.1. AMENDMENT, MODIFICATION, AND TERMINATION. Subject to Section 13.2 herein, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon. The Committee shall not have the authority to cancel outstanding Awards and issue substitute Awards in replacement thereof.

14.2. ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employees, may only be adjusted to the extent permissible under Code Section 162(m).

14.3. AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

14.4. COMPLIANCE WITH CODE SECTION 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 14, make any adjustments it deems appropriate.

ARTICLE 15. WITHHOLDING

15.1. TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

15.2. SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, upon payments relating to Performance Shares and Performance Units or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined up to the minimum statutory federal and state tax, including payroll taxes, required to be withheld on the transaction. All such elections shall be made in writing, signed by Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 16. INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

ARTICLE 17. SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.

ARTICLE 18. LEGAL CONSTRUCTION

18.1. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3. REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4. SECURITIES LAW COMPLIANCE. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

18.5. GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, and the validity, interpretation and construction thereof, and the rights of all persons having or claiming to have any rights thereunder, shall be determined exclusively in accordance with and governed by the laws of the state of Delaware, without giving effect to the conflicts of laws principles of that state. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

18.6 PLAN NON-EXCLUSIVE. Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or awards to officers, directors or employees of the Company, or to any class or group of such persons (including without limitation Employees), which the Company or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, stock incentive, stock option, stock purchase, retirement, pension or group insurance plan.